Exhibit 10.2

GRANITE CONSTRUCTION INCORPORATED

LONG TERM INCENTIVE PLAN

(As Adopted by the Board of Directors Effective January 1, 2020)

1.	ESTABLISHMENT; PURPOSE; TERM OF PLAN

1.1     Establishment. The Plan was established by the Board effective January 1, 2020 (the "Effective Date").

1.2     Purpose. The purpose of the Plan is to align the interests of Participants and Company shareholders and to motivate Participants toward superior performance. The Plan is intended to provide restricted stock unit awards based on long term results that are key to the successful operation of the Company. The Plan also is intended to enable the Company to attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of the Company’s operations is largely dependent.

1.3     Term of Plan. The Plan shall continue until terminated in connection with Section 14 hereof.

2.	DEFINITIONS AND CONSTRUCTION

2.1     Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)     “Board” means the Board of Directors of the Company.

(b)     “Cause” means, unless otherwise defined in the Participant’s employment contract, the occurrence of any of the following: (i) the Participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company; (ii) the Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iii) misconduct by the Participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement; (iv) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Participant’s improper use or disclosure of the confidential or proprietary information of the Company); (v) any intentional act by the Participant which has a material detrimental effect on the reputation or business of the Company; (vi) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vii) any material breach by the Participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (viii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company.

(c)     “CEO” means the Chief Executive Officer of the Company.

(d)     "Change in Control" means, except as otherwise provided in a Participant's participation agreement hereunder, the occurrence of any of the following:

(i)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than thirty percent (30%) of the total combined voting power of the Company’s then-outstanding stock entitled to vote generally in the election of directors;

(ii)     the Company is party to a merger or consolidation which results in the holders of the voting stock of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the stock entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii)     the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

(iv)     a change in the composition of the Board within any consecutive 12-month period as a result of which fewer than a majority of the directors are Incumbent Directors; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (1) or (2) of this Section in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(e)     “Code” means the Internal Revenue Code of 1986, as amended.

(f)     “Committee” means the Compensation Committee of the Board.

(g)     “Company” means Granite Construction Incorporated, a Delaware corporation and each present or future parent and subsidiary corporation or other business entity thereof.

(h)     “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined on the date of termination from employment with the Company under procedures established by the Committee. The Committee, in compliance with Section 409A of the Code, may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company in which a Participant participates or a determination of a Participant's total disability by the Social Security Administration.

(i)     "Good Reason" means, unless otherwise defined in a Participant’s employment contract or a Participant's participation agreement hereunder, the occurrence of any of the following conditions without the Participant's informed written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Participant of such condition(s) and which notice must have been given within sixty (60) days following the initial occurrence of such condition(s):

(i)     a material diminution in the Participant’s authority, duties or responsibilities, causing the Participant’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent;

(ii)     a decrease in the Participant’s Base Salary Rate (except as part of a broad-based reduction plan applicable to substantially all Company Group employees);

(iii)     a geographical relocation of the Participant's principal office location by more than thirty (30) miles (one-way); or

(iv)     any material breach of this Plan by the Company with respect to the Participant.

The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership (excluding the Participant if the Participant is a member of the Board).

(j)     “Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(k)     “Individual Target Award” means the target award established for each Participant under Section 5, which shall be a percentage of the Participant’s base salary, a fixed dollar amount and/or based on one or more Performance Goals, as determined by the Committee.

(l)     “NQDC” means the Granite Construction Incorporated Key Management Deferred Compensation Plan II, as amended from time to time.

(m)     “Participant” means an employee specifically designated as a Participant for a Performance Period under Section 4.

(n)     “Payment Date” means the date following the conclusion of a Performance Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.

(o)     “Performance Goals” has the meaning set forth in Section 6.1 hereof.

(p)     “Performance Period” means a period determined by the Committee during the course of which performance is measured.

(q)     “Plan” means the Granite Construction Incorporated Long Term Incentive Plan.

(r)     “Retirement” means termination of employment after attaining the age of 62 and after at least ten (10) years of service with the Company or after attaining the age of 65 and after at least five (5) years of service with the Company.

(s)     “Section 409A” means Section 409A of the Code and any applicable regulations and other administrative guidance promulgated thereunder.

(t)     “Section 409A Deferred Compensation” means compensation and benefits provided by the Plan that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.

(u)     “Separation from Service” means a separation from service within the meaning of Section 409A.

(v)     “Specified Employee” means a specified employee within the meaning of Section 409A.

2.2     Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION

3.1     The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants or remove employees from participation in the Plan, (ii) to establish Individual Target Awards for Participants, (iii) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (iv) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.

3.2     Notwithstanding the foregoing, the Committee may delegate to the CEO the power and authority, subject to the provisions of the Plan and other than with respect to named executive officers of the Company, (i) to designate employees as Participants or remove employees from participation in the Plan, (ii) to establish Individual Target Awards and performance goals upon achievement of which such Individual Target Awards will be based for Participants, and (iii) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants for the applicable Performance Period based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive officers of the Company. References to the Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company.

3.3     The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan. Provided that the proper delegation is in place, the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final, binding and conclusive on all persons.

4.	PARTICIPATION

Only employees of the Company designated as Participants by the Committee are eligible to participate under the Plan. Participation in the Plan in one Performance Period is not a guarantee of participation in a future Performance Period.

5.	INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS

At the beginning of each Performance Period, the Committee shall establish one or more Individual Target Awards based on the Performance Goals, established pursuant to Section 6, for each Participant. Individual Target Awards are targets only and the amount of any target award may or may not be paid to the Participant. Establishment of one or more Individual Target Awards for an employee for any Performance Period shall not imply or require that Individual Target Awards or an Individual Target Award at any specified level will be set for any subsequent Performance Period. The actual restricted stock unit award issued to any Participant may be greater or less than the target award. As set forth in Section 7.4 below, the actual award may be increased or decreased, including to zero, as determined by the Committee in its discretion for any Performance Period.

6.	BASIS OF AWARDS

6.1     Performance Goals. The Committee shall establish measures, which may include financial and non-financial objectives (“Performance Goals”) for the Company. These Performance Goals shall be determined by the Committee within the first three months of each Performance Period, or within such period as determined by the Committee. The performance criteria to be used in setting Performance Goals may be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more subsidiaries or business or operating units, as the Committee may determine:

● Revenue	● Return on capital	● Return on assets
● Net income or adjusted net income	● Return on net assets	● Overhead
● Gross margin or gross profit margin	● Economic value added	● Earnings before income tax, (EBIT) / pre-tax profit
● Operating margin	● Earnings before income tax, depreciation and amortization (EBITDA)	● Return on equity
● Selling, general and administrative expense (SG&A)	● Net operating profits, net of taxes	● Operating income and adjusted operating income
● Cash flow and operating cash	● Net asset value	● Gross profit
● Earnings per share	● Cost of capital and weighted average cost of capital	● Return on invested capital
● Return on stockholder equity	● Economic profit	● Safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate)
● Net operating assets	● General and administrative costs
● Total shareholder return	● Backlog

6.2     Adjustment of Performance Goals. Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals or in such other manner as determined by the Committee. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. To the extent specified by the Committee in such documents setting forth the Performance Goals at the time the Performance Goals are established (including but not limited to an award agreement), the Committee may make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period.

6.3     Performance Goals related to More than One Operating Unit of the Company. Awards may be based on performance against objectives for more than one subsidiary or business or operating unit of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a business unit’s management may be based on a combination of corporate, business unit and sub-unit performance against objectives.

6.4     Individual Performance. Individual performance of each Participant may be measured and used in determining awards under the Plan.

7.	AWARD DETERMINATION

7.1     Award Determined by Committee. After any Performance Period for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the number of restricted stock unit awards, if any, to be paid to the Participant for the Performance Period. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and the Participant’s individual performance. All awards are subject to adjustment at the sole discretion of the Committee.

7.2     Financial and Non-Financial Performance. Individual Target Award amounts may be modified based on the achievement of financial and non-financial objectives by the Company and relevant business or operating units and/or sub-units of the Company. Performance results against objectives shall be reviewed and approved by the Committee in accordance with Section 6.2 above, as applicable.

7.3     Individual Performance. Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Performance Period.

7.4     Overall Effect. The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Performance Period as determined by the Committee, and may reduce any amount payable including to zero.

8.	ISSUANCE OF AWARDS

8.1     An award under the Plan shall be a restricted stock unit award issued to the Participant as soon as reasonably practicable after Payment Date, unless the Participant elects to defer his or her restricted stock unit award pursuant to the terms and conditions of the NQDC and in compliance with Section 409A of the Code. To the extent that an award is not deferred under the NQDC, such restricted stock unit award shall be issued no later than ninety (90) days following the end of the Performance Period.

8.2     Restricted stock unit awards shall be issued pursuant to the terms and conditions of the Company’s 2020 Equity Incentive Plan, as amended (or any successor plan) and any award agreement issued thereunder.

9.	CHANGE IN CONTROL

9.1     In the event of a Change in Control, restricted stock unit awards will be issued in accordance with this Section 9.

9.2     If a Change in Control occurs within the first year of an applicable Performance Period, restricted stock units will be issued as if the Participant earned his or her Individual Target Award and such restricted stock units shall be converted into time-based vesting restricted stock units. Such restricted stock units shall be assumed or substituted by the acquiring company on a value equivalent basis, vest on the last day of the applicable Performance Period and shall be payable, on the vesting date, in the common stock of the acquiring company or in cash based on the fair market value of the common stock of the acquiring company determined on the vesting date.

9.3     If a Change in Control occurs within the second or third year of an applicable Performance Period, restricted stock units will be issued based on the actual performance of the Company through the effective date of the Change in Control and such restricted stock units shall be converted into time-based vesting restricted stock units. Such restricted stock units shall be assumed or substituted by the acquiring company on a value equivalent basis, vest on the last day of the applicable Performance Period and shall be payable, on the vesting date, in the common stock of the acquiring company or in cash based on the fair market value of the common stock of the acquiring company determined on the vesting date.

9.4     If the Participant is terminated without Cause or resigns for Good Reason within twenty-four (24) months of the effective date of the Change in Control, all unvested outstanding restricted stock units issued pursuant to this Section 9 shall vest become 100% vested and payable as of the Participant's termination date.

9.5     Notwithstanding the foregoing, if, effective with a Change in Control, the acquiring company does not substitute or assume outstanding equity incentive awards, including restricted stock units, issued by the Company, then all outstanding restricted stock units issued pursuant to this Section 9 shall become 100% vested and payable on the effective date of the Change in Control, or, in the Committee's discretion, Participants may receive the cash value of such restricted stock units.

10.	EMPLOYMENT ON PAYMENT DATE

10.1     Except as provided in Section 10.2 below, no award shall be issued to any Participant who is not an active employee of the Company on the Payment Date.

10.2     Death, Disability or Retirement. If the Participant’s service is terminated by reason of the death, Disability or Retirement of the Participant, the Participant shall be entitled to receive payment of a prorated award. The award shall be prorated on the basis of the ratio of number of whole months of the Participant’s service during the applicable Performance Period to the total number of months in the Performance Period. Awards shall be payable following the end of the applicable Performance Period based on the actual performance of the Company.

11.	WITHHOLDING TAXES

To the extent required by applicable law, whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions.

12.	EMPLOYMENT RIGHTS

Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).

13.	NONASSIGNMENT; PARTICIPANTS ARE GENERAL CREDITORS

13.1     The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under the NQDC with respect to amounts deferred under Section 8.1) and any attempted assignment shall be null, void and of no effect.

13.2     Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

14.	AMENDMENT OR TERMINATION

The Board may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that no amendment shall retroactively and adversely affect the payment of any award previously made.

15.	SUCCESSORS AND ASSIGNS

This Plan shall be binding on the Company and its successors or assigns.

16.	INTERPRETATION AND SEVERABILITY

In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

17.	COMPLIANCE WITH SECTION 409A.

17.1     Notwithstanding any other provision of the Plan to the contrary, the provision, time and manner of payment awards under the Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A and this Section 17.

17.2     Separation from Service. Awards constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Sections 9.4 and 10.2 shall be paid or provided only at the time of a termination of Participant’s employment which constitutes a Separation from Service.

17.3     Six-Month Delay Applicable to Specified Employees. Awards constituting Section 409A Deferred Compensation payable or provided pursuant to Sections 9.4 and 10.2 pursuant to the Separation from Service of a Participant who is a Specified Employee, and to the extent delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A, shall be paid or provided commencing on the later of (1) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 9.4 or 10.2, as applicable. All such amounts that would, but for this Section 17.3, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

IN WITNESS WHEREOF, the undersigned officer of the Company certifies that the foregoing sets forth the Granite Construction Incorporated Long Term Incentive Plan as duly adopted by the Board on March 25, 2020.

GRANITE CONSTRUCTION INCORPORATED

By: James H. Roberts

Title: Chief Executive Officer